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                                                                       EXHIBIT B

                              INVESTMENT AGREEMENT
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     This INVESTMENT AGREEMENT (this "Agreement"), dated the ____ day of
____________, 1997, by and between Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), and ________________ ("Stockholder").

                                    RECITALS

     A. Acquiror, Acquiror Merger Subsidiary and HIMSCORP, Inc. (the "Company") are parties to that certain Agreement and Plan of Merger dated as of September 17, 1997 (the "Merger Agreement"), pursuant to which the Company will merge with and into Acquiror Merger Subsidiary, and the issued and outstanding capital stock of the Company will be converted into cash and shares of the common stock, $.01 par value, of Acquiror.

     B. It is a condition to the obligation of Acquiror to consummate the transactions contemplated by the Merger Agreement that each stockholder of the Company execute and deliver this Agreement to Acquiror.

     C. Stockholder is a holder of shares of common stock of the Company and has reviewed the terms of the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. Definitions. Capitalized terms used in this Agreement without definition shall have the meanings assigned to such terms in the Merger Agreement.
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     2. Investment Representations; Tax Agreement. Stockholder hereby represents and warrants that:

          2.1 The shares of Acquiror Common Stock to be acquired by Stockholder pursuant to the Merger Agreement (the "Shares") are being acquired solely for the account of such Stockholder for purposes of investment and not with a view to the sale, transfer or other distribution thereof, as those terms are used in the Securities Act and the rules and regulations promulgated thereunder.

          2.2 Stockholder understands that (i) the Shares have not been and will not be registered under the Securities Act by reason of their issuance by Acquiror in a transaction exempt from the registration requirements of the Securities Act, which exemption depends, among other things, on the bona fide nature of Stockholder's investment intent as expressed herein, and (ii) the Shares must be held indefinitely by Stockholder unless a subsequent disposition thereof is registered under the Securities Act or exempt from registration.

          2.3 Stockholder is able to bear the economic risk of an investment in the Shares for an indefinite period of time, as the Shares will not be registered under the securities laws and cannot be transferred in the absence of registration or an exemption under the securities laws, and, either alone or together with his or her financial adviser, Stockholder is financially sophisticated and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his, her or its own interests in connection with the acquisition of the Shares. Stockholder acknowledges that (i) Acquiror has provided the Stockholder with the Acquiror SEC Reports, (ii) Stockholder has been afforded an opportunity to ask such questions of officers of Acquiror relating to Acquiror and Acquiror Common Stock as he, she or it determines is necessary to understand the risks of acquiring the Shares, and (iii) Stockholder has asked any and all questions of interest to such Stockholder in connection with the transactions contemplated by the Merger Agreement, all of which have been answered to Stockholder's satisfaction.

          2.4 Stockholder agrees not to offer, sell, assign, exchange, transfer, encumber, pledge, distribute or otherwise dispose of the Shares except in full compliance with all of the
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applicable provisions of the Securities Act and applicable state securities laws, and any attempt by Stockholder to do so except in such full compliance shall be treated as ineffective for all purposes. The certificates representing the Shares issued to Stockholder shall bear the following legend substantially as set forth.

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE ACT AND REGISTRATION OR QUALIFICATION FOR SALE UNDER APPROPRIATE STATE SECURITIES LAWS SHALL BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL TO THE ISSUER OR OTHER COUNSEL SATISFACTORY TO THE ISSUER, SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE ISSUER, TO THE EFFECT THAT REGISTRATION OR QUALIFICATION UNDER THE ACT AND APPROPRIATE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

          2.5 Stockholder understands that Acquiror may issue appropriate stock transfer instructions to the transfer agent for shares of Acquiror Common Stock to the effect that such shares may be sold publicly only in compliance with Rule 144 under the Securities Act or in a transaction otherwise exempt from the registration requirements of the Securities Act.

          2.6 Stockholder acknowledges that neither the Company nor Acquiror would have entered into the Merger Agreement unless the transactions contemplated thereby qualified as a tax-free reorganization for federal income tax purposes. In this regard, Stockholder agrees that for a period of one year from the Effective Time (or at such earlier time as Acquiror may, in its reasonable discretion, determine that a Transfer (as defined below) otherwise prohibited by the terms of this sentence may be effected in a manner that does not adversely affect the tax-free nature of the Merger under Section 368 of the Code, provided that, in exercising its reasonable discretion, Acquiror shall take into account, among other considerations, the issuance of final Treasury Regulations governing the continuity of interest requirement under Section 368 of the Code and shall cooperate with Stockholder in filing any elections or providing any information on a tax return as may be

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required by such regulations in order to permit Stockholder to engage in the proposed Transfer), except as otherwise allowed by the Board of Directors of Acquiror in its sole discretion, Stockholder will not Transfer, and Acquiror shall not be required to register the Transfer of, the number of shares, rounded upward to the nearest whole share (the "Subject Shares"), of Acquiror Stock equal to the product of (1) the quotient obtained by dividing (x) the "Lock-up Value" by (y) the product of (A) the Common Stock Amount and (B) the lesser of the Closing Price and the Determination Price multiplied by (2) the Stock Merger Consideration such Person is entitled to receive in connection with the Merger (including any portion of such Stock Merger Consideration paid to the Escrow Agent to fund the Escrow Indemnity Funds). The "Lock-up Value" shall mean forty-five percent (45%) of the sum of (x) the product of the Common Stock Amount and the lesser of the Closing Price and the Determination Price plus (y) the Cash Amount. The "Closing Price" shall mean the closing price per share of Acquiror Stock for the trading day immediately prior to the Effective Time. The closing price for such trading day shall be the last quoted sale price or, if not so quoted, the average of the low bid and high asked prices on the Nasdaq National Market System. The term "Transfer" means any indirect or direct transfer, offer to sell, sale, assignment, grant of an option to acquire, pledge, or other disposition. The certificates representing the Subject Shares may bear the following legend substantially as set forth:

     THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, LIEN, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION BEFORE ____________, 1998. THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

     3.   Agreement with Respect to Certain Matters.  Stockholder hereby:

          3.1 Waives and agrees not to assert any claims or rights Stockholder may have against any officer or director of the Company

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relating to or arising out of actions or omissions occurring at or prior to the
Effective Time, including, without limitation, in respect of approval or adoption of the Merger Agreement or the consummation of the Merger or the other transactions contemplated thereby.

          3.2 Authorizes Acquiror and the Exchange Agent to pay to the Escrow Agent a pro rata portion of the Merger Consideration otherwise payable to Stockholder for purposes of funding the Escrow Indemnity Funds described in
Section 8.2 of the Merger Agreement. Such payment to the Escrow Agent shall be made from the stock portion of the Merger Consideration payable to Stockholder.

          3.3 Authorizes Acquiror and Acquiror Merger Subsidiary to pay to the Exchange Agent any amounts payable by Acquiror and Acquiror Merger Subsidiary under the Merger Agreement after the Closing Date to the former stockholders of the Company.

          3.4 Appoints Kent P. Dauten, with full power of substitution, to act as Stockholder's agent and attorney-in-fact to take all actions that may be called for by the Escrow Agreement with respect to providing direction to the Escrow Agent thereunder as to disposition of payments, claims, requests for payment and similar matters.

          3.5 Represents and warrants that the original certificates representing Company Shares have been placed in the custody of the Exchange Agent for purposes of surrender of such certificates and the shares of Company Stock represented thereby at the Effective Time, in exchange for the Merger Consideration, and Stockholder hereby authorizes the Exchange Agent to take all such actions as may be necessary or appropriate to effectuate the surrender of such shares in exchange for such Merger Consideration.

     4. Rights Under Merger Agreement. Acquiror hereby acknowledges and agrees that it will perform its obligations, and will take all action necessary to cause the Surviving Corporation to perform its obligations, under Sections 2.2, 2.5, 5.5, 5.11, 8.7 and 9.8 of the Merger Agreement, which Sections and (except as set forth in the following sentence) only such Sections shall, notwithstanding the provisions of Section 9.6 of the Merger Agreement, from and after the Effective Time, inure to the benefit of the Stockholders. In addition, Acquiror hereby acknowledges and agrees that the representations and warranties in Article 4 of the Merger Agreement shall, notwithstanding the provisions of Section

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9.6 of the Merger Agreement, survive and inure to the benefit of the
Stockholders for a period of one year after the Effective Time. Notwithstanding anything to the contrary in the two preceding sentences, Stockholder hereby agrees that Acquiror shall have no liability or obligation under this Section or the Sections or Article of the Merger Agreement referred to in the two preceding sentences, unless the action or proceeding to enforce this Section or such Sections or Article of the Merger Agreement is conducted by or on behalf (and with the written consent) of those Stockholders who held a majority of the shares of all classes of Company Stock outstanding immediately prior to the Effective Time. Acquiror hereby further acknowledges and agrees that, notwithstanding anything in the Merger Agreement, including without limitation the provisions of Sections 8.2 and 8.3(a), to the contrary, the exclusive recourse of Acquiror with respect to Claims brought after the Effective Time arising out of the transactions contemplated by the Merger Agreement shall be the Escrow Indemnity Funds.

     IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of the date first above written.

                              Stockholder:



                              Print Name

                              Address:






                              Telephone:
                                         --------------------------------


                              Soc.Sec./Taxpayer I.D. #:
                                                       ------------------

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Accepted:

IRON MOUNTAIN INCORPORATED


By:
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       Title:
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